Exhibit 99.1

Contact:

William A. Hockett

EVP, Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS RESULTS FOR SECOND QUARTER OF FISCAL 2006

-Record Revenues and Lower Loss Highlight Quarter-

Salt Lake City, February 7, 2006 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the second quarter of fiscal 2006 and the six months ended December 31, 2005.

For the second fiscal quarter of 2006, total revenues grew to a record $27.3 million from $19.6 million in the same quarter of fiscal 2005. The net loss was reduced to $8.0 million from $10.0 million in the second quarter last year and the net loss per share was $0.22, compared with $0.33 in the same quarter of fiscal 2005.

Predictive medicine revenues increased $5.9 million from $17.5 million for the same quarter last year. Compared with the first quarter of fiscal 2006, predictive medicine revenues were up 9%. This significant increase in predictive medicine revenues reflects strong customer demand for Myriad’s predictive medicine products due in part, we believe, to the demonstrated clinical utility of the test and the value to patients of using Myriad’s BRACAnalysis®, COLARIS®, and MELARIS® predictive medicine products. For the first six months of this year, predictive medicine revenues were $44.9 million, an increase of 41% from $32.0 million during the same period last year.

Research revenues increased 87% from $2.1 million for the second quarter of fiscal 2005 to $3.9 million for the second quarter of fiscal 2006. Despite this increase, the Company continues to reduce the emphasis on external research collaborations in favor of its own in-house drug development programs. Total revenues in the second quarter of 2006 increased to $27.3 million, from $19.6 million for the same period of fiscal 2005, an increase of 39% year-to-year. Compared with the first quarter of fiscal 2006, total revenues increased by $2.2 million, or 9%.

Myriad Genetics/2Q Results

Net loss for the second quarter of fiscal 2006 was $8.0 million or $0.22 per share, compared with $10.0 million, or $0.33 per share, for the same quarter of fiscal 2005. This approximately $2.0 million, or 20% reduction in net loss is in large part the result of an increased contribution from our profitable predictive medicine business. As of December 31, 2005, Myriad had approximately $235 million in cash, cash equivalents and marketable investment securities. The Company has no debt or convertible securities.

“We are pleased to report the continued growth in our predictive medicine business and the excellent progress in advancing our drug candidates through the regulatory process,” commented Peter Meldrum, President and CEO of Myriad Genetics, Inc. “Second quarter was particularly strong, with record revenues, strong profit margins and a significant reduction in our net loss.”

Research and development expense was $19.0 million for the quarter, compared to $14.5 million for research and development in the same quarter of the prior year. This 31% increase in research and development expense includes the ongoing investment necessary to the continuation of six clinical trials and the advancement of several promising late-stage preclinical drug compounds toward IND submission. The human clinical trials consist of a Phase 3 study of Flurizan in Alzheimer’s disease, a 12-month follow-on study to the Phase 2 Alzheimer’s disease trial, a Phase 2b trial of MPC-7869 in prostate cancer, two Phase 1 trials with MPC-6827 in metastatic cancer and independently in brain cancer and a Phase 1 study of MPC-2130 in blood cancers and advanced metastatic tumors.

An update on several of Myriad’s clinical trials, including their current status as well as any recent or anticipated protocol amendments, will be provided by Company management during the conference call detailed below.

Conference Call and Audio Web Cast

Myriad management will host a conference call today at 10:00 am Eastern time to discuss the company’s results and other recent events. The dial-in number for the conference call will be (888) 589-2820, or (706) 634-2173. Callers will be required to enter the conference identification number, 4574985. A replay of the conference call will be available for one week following the call at (800) 642-1687 or (706) 645-9291. The call will also be available through a link on Myriad’s home page at www.myriad.com.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive

Myriad Genetics/2Q Results

medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These statements include, but are not limited to increased demand for the Company’s predictive medicine products; the clinical utility of the Company’s predictive medicine tests and the value to patients of using the tests; strong growth in product revenues; and continued development of, and increased investment in, the Company’s therapeutic products in clinical trials and the expenses associated therewith. Factors that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements include: uncertainties as to the extent of future government regulation of Myriad Genetics’ business; risks and uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds which it develops at acceptable prices; the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products, and risks associated with preclinical development activities that could cause delays in, or even prevent, planned IND applications. These and other factors are discussed in the Company’s filings with the Securities and Exchange Commission, including our Current Report on Form 8K filed on October 28, 2005. All information in this press release is as of February 7, 2006, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow -

Myriad Genetics/2Q Results

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
REVENUES:
Predictive medicine revenue	$23,392	$17,535	$44,921	$31,964
Research revenue	3,938	2,104	7,524	$4,385

Total revenues	27,330	19,639	52,445	36,349

COSTS AND EXPENSES:
Predictive medicine cost of revenue	6,272	5,131	12,075	9,370
Research and development expense	19,030	14,546	37,495	27,678
Selling, general and administrative expense	11,628	10,638	22,528	20,594

Total costs and expenses	36,930	30,315	72,098	57,642

Operating loss	(9,600)	(10,676)	(19,653)	(21,293)
Other income (expense):
Interest income	1,649	687	2,460	1,319
Other	(1)	(59)	(1)	(66)

	1,648	628	2,459	1,253

Net loss	($7,952)	($10,048)	($17,194)	($20,040)

Basic and diluted loss per share	($0.22)	($0.33)	($0.52)	($0.65)

Basic and diluted weighted average shares outstanding	35,547	30,682	33,217	30,666

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Dec. 31, 2005	Jun. 30, 2005
Cash, cash equivalents, and marketable investment securities	$235,079	$113,843
Trade receivables, net	18,979	17,236
Other receivables	1,014	1,145
Prepaid expenses	6,737	3,331
Equipment and leasehold improvements, net	18,658	18,466
Other assets	4,762	4,937

Total assets	$285,229	$158,958
Accounts payable and accrued liabilities	$22,291	$22,033
Deferred revenue	1,292	1,252
Stockholders' equity	261,646	135,673

Total liabilities and stockholders’ equity	$285,229	$158,958